Filed Pursuant to Rule 433

Registration Statement No. 333-236334

Vertiv Announces Commencement of Secondary Offering of 20,000,000 Shares of Common

Stock by VPE Holdings, LLC, an affiliate of Platinum Equity, LLC

COLUMBUS, Ohio August 7, 2023 – Vertiv Holdings Co (“Vertiv”) (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today announced the commencement of an underwritten secondary offering of up to 20,000,000 shares of Vertiv’s Class A common stock by VPE Holdings, LLC (“Platinum”), an affiliate of Platinum Equity, LLC, pursuant to an effective registration statement on file with the Securities and Exchange Commission (the “SEC”) and Platinum’s registration rights agreement with Vertiv.

The closing of the offering is expected to occur on or about August 9, 2023, subject to customary closing conditions. Vertiv is not selling any shares of Class A common stock in the offering and will not receive any proceeds from the offering. BofA Securities, Inc. is acting as sole underwriter for the offering.

Vertiv has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates, and the offering may only be made by means of such written prospectus. Before you invest, you should read the prospectus included in the registration statement on file with the SEC and other documents Vertiv has filed with the SEC for more complete information about Vertiv and this offering. Copies of these documents may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Vertiv, BofA Securities, Inc., or any dealer participating in the offering will arrange to send these documents if contacted at: BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@bofa.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vertiv Holdings Co

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to ensure its customers’ vital applications run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries.

Cautionary Note Concerning Forward-Looking Statements

This news release, and other statements that Vertiv may make in connection therewith, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding the financial position, capital structure, indebtedness, business strategy and plans and objectives of Vertiv management for future operations, as well as statements regarding growth, anticipated demand for our products and services and our business prospects during 2023. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Vertiv cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements. Vertiv undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The forward-looking statements contained or incorporated by reference in this press release are based on current expectations and beliefs concerning future developments and their potential effects on Vertiv. There can be no assurance that future developments affecting Vertiv will be those that Vertiv has anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Vertiv has previously disclosed risk factors in its SEC reports. These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance.

For investor inquiries, please contact:

Lynne Maxeiner

Vice President, Global Treasury & Investor Relations

Vertiv

T +1 614-841-6776

E: lynne.maxeiner@vertiv.com

For media inquiries, please contact:

Peter Poulos

FleishmanHillard for Vertiv

T +1 646-284-4991

E: peter.poulos @fleishman.com

Source: Vertiv Holdings Co

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